UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

June 3, 2013

CELATOR PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-54852	20-2680869
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

303B College Road East Princeton, New Jersey	08540
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 243-0123

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain officers; Compensatory Arrangements of Certain Officers.

Effective as of June 3, 2013, the compensation of the following executive officers has been modified as described below.

Lawrence Mayer, Ph.D., President and Chief Scientific Officer

Base Salary, Bonus and Benefits: Dr. Mayer’s annual base salary was increased to $313,500 (CDN$), effective June 3, 2013. In addition, Dr. Mayer will be eligible to earn an annual cash performance bonus, based upon achievement of annual performance goals and objectives set by the board each year, with a target bonus of 30% of his base salary.

Stock Options: Dr. Mayer was granted options to purchase 200,000 shares of the Company’s common stock at an exercise price of $3.116 per share, effective June 3, 2013.

Fred M. Powell, Vice President and Chief Financial Officer

Stock Options: Mr. Powell was granted options to purchase 253,000 shares of the Company’s common stock at an exercise price of $3.116 per share, effective June 3, 2013.

Termination: Mr. Powell may resign from the Company at any time, with 20 business days’ notice. The Company may terminate Mr. Powell’s employment at any time, without cause as defined in the agreement, by giving Mr. Powell ten business days’ written notice of termination. However, the Company may pay Mr. Powell his base salary for the period of notice in lieu of providing such notice. Pursuant to his employment agreement, if Mr. Powell’s employment is terminated by the Company without cause, and subject to Mr. Powell’s execution of a release of claims, the Company will pay Mr. Powell (A) as a lump sum on the last day of employment, the portion of base salary that has been earned through the last day and is then payable, but has not yet been paid and (B) an additional nine months of pay, at the then current monthly salary rate as severance.

Scott T. Jackson, Chief Executive Officer

The compensation committee is currently working on a new employment agreement for Scott T. Jackson, the Company’s Chief Executive Officer, based on the recommendations of a compensation consultant retained by the compensation committee, which will be submitted to the Company’s board of directors for consideration.

Director Compensation

The compensation of directors has been modified as described below.

Cash compensation: Retroactive to April 29, 2013, each non-employee director will receive compensation in the amount of $30,000 per year for service on our board of directors. Also, retroactive to April 29, 2013, the chairman of the board will receive additional compensation in the amount of $30,000 per year for services as chairman of the board. The audit committee chair will receive compensation in the amount of $15,000 per year, and each other member of the audit committee will receive compensation in the amount of $7,500 per year. The compensation committee chair will receive compensation in the amount of $10,000 per year, and each other member of the compensation committee will receive compensation in the amount of $5,000 per year. The governance and nominating committee chair will receive compensation in the amount of $7,500 per year, and each other member governance and nominating committee will receive compensation in the amount of $3,750 per year. This compensation is payable quarterly in arrears and pro rated for any portion of the year.

Equity compensation: Each non-employee director was granted options to purchase 28,000 shares of the Company’s common stock at an exercise price of $3.116, effective June 3, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELATOR PHARMACEUTICALS, INC.

By:	/s/ Scott T. Jackson
Scott T. Jackson,
Chief Executive Officer

Date: June 6, 2013